As filed with the Securities and Exchange Commission on February 28, 1996
                           Registration No. 33-61039
--------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ----------------------------------------


                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    ----------------------------------------


                          CENTRAL FIDELITY BANKS, INC.
             (Exact name of registrant as specified in its charter)



                 VIRGINIA                                     54-1091649
      (State or other jurisdiction of                      (I.R.S. Employer
      incorporation or organization)                      Identification No.)


           1021 EAST CARY STREET                                 23219
            RICHMOND, VIRGINIA                                (Zip Code)
 (Address of Principal Executive Offices)




                        1993 INCENTIVE STOCK OPTION PLAN
                        1991 INCENTIVE STOCK OPTION PLAN
                        1988 INCENTIVE STOCK OPTION PLAN
                        1986 INCENTIVE STOCK OPTION PLAN
                            (Full Title of the Plan)

                           WILLIAM N. STOYKO, ESQUIRE
                    CORPORATE EXECUTIVE OFFICER AND SECRETARY
                          CENTRAL FIDELITY BANKS, INC.
                              1021 EAST CARY STREET
                            RICHMOND, VIRGINIA 23219

                     (Name and address of agent for service)

                                 (804) 782-4000

         (Telephone number, including area code, of agent for service)

                          Copies of Communications to:

                     WILLIAM H. SCHWARZSCHILD, III, ESQUIRE
                         ROBERT E. SPICER, JR., ESQUIRE
                   WILLIAMS, MULLEN, CHRISTIAN & DOBBINS, P.C.
                                 P. O. BOX 1320
                             RICHMOND, VA 23210-1320

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


THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
BEEN REGISTERED UNDER THE SECURITIES ACT    OF 1933. THE DATE   OF THIS DOCUMENT
IS FEBRUARY ___, 1996.

PROSPECTUS



                                2,141,387 SHARES

                          CENTRAL FIDELITY BANKS, INC.

                                  COMMON STOCK
                           (PAR VALUE $5.00 PER SHARE)
                                ----------------



         This Prospectus relates to up to 747,700 shares, 605,900 shares, 397,321 shares and 390,466 shares (together, the "Option Shares") of Common Stock, par value $5.00 per share (the "Common Stock"), of Central Fidelity
Banks, Inc. (the "Company") which may be delivered upon the exercise of stock options (the "Options") granted under each of the Company's 1993 Incentive Stock Option Plan (the "1993 Plan"), 1991 Incentive Stock Option Plan (the "1991 Plan"), 1988 Incentive Stock Option Plan (the "1988 Plan") and 1986 Incentive Stock Option Plan (the "1986 Plan" and, together with the 1993 Plan, 1991 Plan and 1988 Plan, the "Plans"), respectively. This Prospectus is to be used in connection with the delivery of the Option Shares to the holders of Options under the Plans upon the exercise thereof.




                                ----------------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                ----------------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 1996.

                                    THE PLANS

         The following summary of the 1993 Plan, 1991 Plan, 1988 Plan and 1986 Plan of the Company does not purport to be complete and is qualified in its entirety by reference to the Plans, copies of which have been filed as exhibits to the Registration Statement to which this Prospectus is a part.

         The purpose of each Plan is to encourage selected key employees of the Company to remain in the Company's employ and to give the participating key employees an incentive to increase the Company's earnings. The Plans provide that the Board of Directors of the Company or a Committee of the Board of Directors, consisting of at least three directors who are not eligible to receive awards under the Plans (the "Stock Plan Committee"), may grant Options to purchase shares of Common Stock, including incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, from time to time (the "Code"). The Plans are administered and interpreted by the Board of Directors or the Stock Plan Committee and expire on March 12, 2003 (in the case of the 1993 Plan), March 12, 2001 (in the case of the 1991 Plan), February 2, 1998 (in the case of the 1988 Plan) and February 4, 1996 (in the case of the 1986 Plan) or in each case such earlier date or dates as the Board of Directors of the Company may determine (provided that any such termination shall not affect the term of any outstanding Options). The Board of Directors of the Company or the Stock Plan Committee may amend the Plans and, with the consent of the optionee, the terms and conditions of outstanding Options; provided, however, that no such amendment may increase the number of shares of Common Stock issuable under the Plans without the consent of the stockholders. The Company has not received and will not receive any cash or property in consideration of the granting of Options under the Plans.

         Options may be granted under the Plans to all key employees (including officers and directors who are regular employees of the Company) selected by the Board of Directors or the Stock Plan Committee, and the 1993 and 1991 Plans are also open to all employees selected by the Board of Directors or the Stock Plan Committee with at least five years of service to the Company. Subject to certain anti-dilution adjustments provided for in the Plans, the maximum number of shares of Common Stock as to which Options may be granted under the 1993 Plan is 750,000 shares and the maximum number of shares of Common Stock as to which Options may be granted under each of the 1991, 1988 and 1986 Plans is 300,000 shares. Shares of Common Stock to be issued under the Plans may be authorized and unissued shares or may be treasury shares. Any fees, commissions or other charges associated with the acquisition of any treasury shares issued under the Plans will be borne by the Company.

         The Options granted under the Plans have an exercise price of 100% of the fair market value of the Common Stock on the date of grant (and in any event not less than the par value of the Common Stock), are non-transferable (other than by will or the laws of descent and distribution) and are subject to customary anti-dilution provisions. Options will be exercisable on such dates as determined by the Board of Directors or the Stock Plan Committee and expire on the earliest of (i) ten years from the date of grant, (ii) the date determined by the Board of Directors or the Stock Plan Committee, (iii) the third month after termination of employment with the Company (except retirement at normal retirement age (or such earlier date approved by the Stock Plan Committee) or retirement for disability) or (iv) twelve months after the optionee dies. Options under the 1993 Plan are subject to immediate termination if the optionee participates in (i) fraud, misconduct or violation of a criminal law or (ii) any conduct, activity or action which in the sole determination of the Company's Board of Directors or the Stock Plan Committee is detrimental to the Company's interests. To exercise an Option, the optionee must given written notice to the Company specifying the number of shares of Common Stock to be purchased and, unless otherwise specifically provided by the Board of Directors or the Stock Plan Committee, accompanied by payment of the full purchase price therefor by check. Unless otherwise determined by the Stock Plan Committee or the Board of Directors no shares of Common Stock may be issued before a registration statement is filed with the Securities and Exchange Commission.

         The Plans are not subject to the provisions of the Employee Retirement Income Security Act of 1974. Information concerning the Plans may be obtained from James F. Campbell, Controller at 1021 E. Cary Street, Post Office Box 27602, Richmond, Virginia 23261, telephone number (804) 697-7086.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of certain federal income tax consequences with respect to the Options that may be granted pursuant to the Plans is based on an analysis of the present provisions of the Code, and the regulations promulgated thereunder, all of which are subject to change. In addition to being subject to the federal income tax consequences described below, a participant may also be subject to foreign, state and local income tax consequences in the jurisdiction in which he or she works and/or resides. EACH PARTICIPANT SHOULD CONSULT HIS OR HER PERSONAL TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF PARTICIPATION IN THE PLANS.

INCENTIVE STOCK OPTIONS

         Generally, no taxable income will be realized by an optionee upon the grant of an incentive stock option (an "ISO") and the Company will not be allowed a tax deduction.

         If shares are issued to an optionee pursuant to the exercise of an ISO and the optionee does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the optionee (a "disqualifying disposition"), then, generally (i) the optionee will not realize ordinary income upon exercise, (ii) upon sale of such shares, any amount realized in excess of the exercise price of the ISO will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (iii) no deduction will be allowed to the Company. However, if shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, generally (x) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of shares), over the exercise price thereof, and (y) the Company will be entitled to deduct an amount equal to such income. Any additional gain recognized by the optionee upon a disposition of such shares prior to the expiration of the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by the Company.

         Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such Option will be treated as a non-qualified stock option (an "NQSO").

         The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the optionee's "alternative minimum taxable income."

NONQUALIFIED STOCK OPTIONS

         In the event an Option fails to qualify as an ISO or loses its status as an ISO and is treated as an NQSO, upon exercise of the NQSO the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the purchase price, and will have a tax basis in such shares equal to (i) the cash paid upon exercise, plus (ii) the amount taxable as ordinary income to the optionee.

         Subject to the limitations of the Code, the Company will generally be entitled to a deduction in the amount of the optionee's ordinary income at the time such income is recognized by the optionee. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of an NQSO.

                               RESALE RESTRICTIONS

         Shares of Common Stock distributed under the Plans to "affiliates" of the Company, as that term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), are subject to restrictions on resale imposed by the Securities Act. Such shares may be resold pursuant to Rule 144 under the Securities Act, or pursuant to another applicable exemption, if any, from the registration requirements of the Securities Act or pursuant to an effective registration statement. Rule 144 limits the number of shares which may be sold by "affiliates" within a three-month period. Shares distributed to persons other than "affiliates" generally will not be subject to restrictions on resale under the Securities Act. An "affiliate" of the Company is defined by the rules and regulations under the Securities Act as a person who "directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" the Company. Directors, executive officers, substantial stockholders and others, who by one means or another have the ability to exercise control over the Company, are or may be deemed to be "affiliates."


          REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Copies of the documents incorporated by reference in Item 3 of Part II of this registration statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein) are incorporated by reference in this Prospectus and are available upon written or oral request without charge to each person to whom this Prospectus is delivered. Other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act are also available upon written or oral request without charge to each person to whom this Prospectus is delivered. Written or telephone requests should be directed to Central Fidelity Banks, Inc., 1021 E. Cary Street, Post Office Box 27602, Richmond, Virginia, 23261, Attention: Susan Lawrence Mistr, Public Relations Manager, (804) 697-7261.

------------------------------------------------------------------------------
------------------------------------------------------------------------------















                                2,141,387 SHARES

                                CENTRAL FIDELITY
                                   BANKS, INC.


                           (PAR VALUE $5.00 PER SHARE)








                                February __, 1996












-------------------------------------------------------------------------
-------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 8. EXHIBITS


     EXHIBIT
     NUMBER                              DESCRIPTION                             LOCATION

        4 Instruments defining the rights of security holders, including indentures


                    (c)      1993 Incentive Stock Option Plan...........   Filed as exhibit hereto.

                    (d)      1991 Incentive Stock Option Plan...........   Filed as exhibit hereto.

                    (e)      1988 Incentive Stock Option Plan...........   Filed as exhibit hereto.

                    (f)      1986 Incentive Stock Option Plan...........   Filed as exhibit hereto.


      23            Consents of experts and counsel

                    (a)      KPMG Peat Marwick LLP......................   Filed as exhibit hereto



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Central Fidelity Banks, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 28th day of February, 1996.

                                       CENTRAL FIDELITY BANKS, INC.



                                       By: /s/ LEWIS N. MILLER, JR.
                                           Lewis N. Miller, Jr.
                                           Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                                      Title                                  Date


/s/ Lewis N. Miller, Jr.                    Chairman of the Board, Chief                February 28, 1996
  Lewis N. Miller, Jr.                      Executive Officer and Director



 /s/ Charles W. Tysinger                    Corporate Executive Officer and             February 28, 1996
   Charles W. Tysinger                      Treasurer (Principal Financial
                                            Officer)


  /s/ James F. Campbell                     Senior Vice President and                   February 28, 1996
    James F. Campbell                       Controller (Principal Accounting
                                            Officer)


            *                                         Director
     James F. Betts



            *                                         Director
    Alvin R. Clements



            *                                         Director
   Phyllis L. Cothran



            *                                         Director
    Jack H. Ferguson






        Signature                                      Title                                  Date

            *                                         Director


    Robert L. Freeman




            *                                         Director
     Thomas R. Glass



            *                                         Director
   Minnie Bassett Lane



            *                                         Director
     George R. Lewis



            *                                         Director
     G. Bruce Miller



            *                                         Director
  T. Justin Moore, Jr.



            *                                         Director
   Richard L. Morrill



            *                                         Director
  Lloyd U. Noland, III



            *                                         Director
William G. Reynolds, Jr.



            *                                         Director
   Kenneth S. White


         *William N. Stoyko, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and filed as an exhibit to this Registration Statement.



                                                      /s/ WILLIAM N. STOYKO
                                                      William N. Stoyko
                                                      Attorney-in-Fact

                                  EXHIBIT INDEX


     EXHIBIT
     NUMBER                   DESCRIPTION                LOCATION



      4(c)          1993 Incentive Stock Option Plan

      4(d)          1991 Incentive Stock Option Plan

      4(e)          1988 Incentive Stock Option Plan

      4(f)          1986 Incentive Stock Option Plan

      23(a)          Consent of KPMG Peat Marwick LLP